EXHIBIT 5

THOMPSON HINE LLP

June 5, 2012

Majesco Entertainment Company

160 Raritan Center Parkway

Edison, New Jersey 08837

Ladies and Gentlemen:

We have acted as counsel to Majesco Entertainment Company, a New York corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale from time to time pursuant to the Company’s Amended and Restated 2004 Employee, Director and Consultant Entertainment Plan, as amended on April 18, 2012 (the “Plan”), of up to 3,800,000 additional shares of the Company’s common stock, $0.001 par value per share (“Common Stock”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including: (a) the Restated Certificate of Incorporation and Restated Bylaws of the Company, (b) the Plan, (c) the Registration Statement, and (d) corporate records and proceedings of the Company.

Based upon the matters stated herein and subject to the qualifications set forth herein, it is our opinion that, upon the payment for shares of Common Stock in accordance with the terms of the Plan (assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock) and issuance or delivery of such Common Stock as provided in the Plan, such Common Stock will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you with respect to any changes in such laws, rules, regulations or judicial decisions that may occur after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement; provided that, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP